Exhibit 5


     Audited Financial Statement for the Fiscal Year Ending October 31, 1998


            The audited financial statement of the Company for the fiscal year ending October 31, 1998, is expected to be available shortly after January 1, 1999, and will be incorporated herein at such time.


                                 Exhibit 5 - 1